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                      Securities and Exchange Commission
                           Washington, D.C. 20549

                                   FORM 15

     Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Act of 1934.

                       Commission File Number 0-19497

                      Mobley Environmental Services, Inc.
                      -----------------------------------
           (Exact name of registrant as specified in its charter)

            c/o 111 Congress Ave., Suite 1400, Austin, Texas 78701
            ------------------------------------------------------
               (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             Class A Common Stock
                             --------------------
          (Title of each class of securities covered by this Form)

                                      None
                                      -----
   (Titles of all other classes of securities for which a duty to file reports under sections 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)        [X]               Rule 12h-3(b)(1)(ii)       [ ]
Rule 12g-4(a)(1)(ii)       [ ]
Rule 12g-4(a)(2)(i)        [ ]               Rule 12h-3(b)(2)(i)        [ ]
Rule 12g-4(a)(2)(ii)       [ ]               Rule 12h-3(b)(2)(ii)       [ ]
Rule 12h-3(b)(1)(i)        [X]               Rule 15d-6                 [ ]

     Approximate number of holders of record as of the certification or notice date: 106
             ---

     Pursuant to the requirements of the Securities Exchange Act of 1934 Mobley Environmental Services, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE: JUNE 3, 1999                 BY: HOWARD V. ROSE
      ------------                    -----------------------------------
                                       Howard V. Rose, Counsel
                                       Brown McCarroll & Oaks Hartline
                                       111 Congress Avenue, Suite 1400
                                       Austin, Texas 78701
                                       Phone: (512) 479-9701 Fax: (512) 479-1101